EXHIBIT 10.2

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT dated as of the 23rd day of October, 2007.

BETWEEN:

ITONIS INC., a company incorporated pursuant to the laws of the
State of Nevada, U.S.A., having an office at Klimentska 10, 110 00
Prague 1, Czech Republic

(“ITonis”)

OF THE FIRST PART

AND:

IOCEAN MEDIA LIMITED, a company incorporated and
registered in the British Virgin Islands with company
number 1024086 and having a registered office at Portcullis
TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British
Virgin Islands

(“iOcean”)

OF THE SECOND PART

WHEREAS:

A.           ITonis, iOcean and Aquos Media Limited (“Aquos”), a wholly-owned subsidiary of iOcean, entered into a Share Purchase Agreement dated September 8, 2007 (the “Share Purchase Agreement”) pursuant to which ITonis agreed to acquire all of the issued and outstanding shares of Aquos in consideration for the issuance by ITonis to iOcean of that number of shares of ITonis representing 49% of the issued and outstanding shares of ITonis on the closing date (the “Closing Shares”), as well as an additional number of shares of ITonis equal to 25% of the 49% of the issued and outstanding shares of ITonis held by iOcean (the “Post Closing Shares”, and together with the Closing Shares, the “Shares”) on the date upon which the gaming portion of licenses and permits held by Aquos is live and selling lottery tickets, as provided in the Share Purchase Agreement; and

B.           Pursuant to the Share Purchase Agreement, iOcean has agreed to enter into this Voting Trust Agreement and to vote its Shares of ITonis as the board of directors of ITonis (the “Board”) may from time to time specify in writing during the period commencing on the date hereof up to and including October 23, 2008;

NOW THEREFORE in consideration of the sum of $1.00 now paid by each party hereto to the other, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto covenant and agree as follows:

PART 1

VOTING

1.1           At any meeting of the shareholders of ITonis, iOcean will, during the term of this Voting Trust Agreement, vote its Shares of ITonis as the Board may from time to time specify in writing. The obligations of iOcean hereunder will be conclusively deemed to have been met upon the delivery by iOcean of proxies to ITonis (or its agent) representing the Shares of ITonis held by iOcean voted in the manner specified by the Board at the meeting to which such proxies relate. iOcean further covenants and agrees that, for the term of this Voting Trust Agreement, it shall not put forward any person as a nominee to the Board other than with the consent of the Board, which consent may be unreasonably withheld.

1.2           Before each meeting of the shareholders of ITonis, ITonis will cause to be delivered to iOcean or its nominees, as the case may be, proxies in a form sufficient to enable iOcean to vote its Shares as specified by the Board at such meeting as contemplated in this Voting Trust Agreement.

PART 2

TERM

2.1           The term of this Voting Trust Agreement will commence on the date hereof and will end on October 23, 2008.

PART 3

RESTRICTIONS ON SALE

3.1           iOcean covenants and agrees that during the term of this Voting Trust Agreement, it will only sell, transfer or otherwise dispose of the Shares in the following circumstances:

(a)           to any Person upon that Person agreeing in writing to be bound by the terms hereof; or

(b)           in any other event, only with the prior written consent of ITonis, which consent may not be unreasonably withheld.

“Person” includes an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law.

3.2           The parties hereto agree that the provisions of this Voting Trust Agreement will apply in the same manner to any shares or securities into which such Shares of ITonis held by iOcean may be converted, changed, re-classified, re-divided, re-designated, re-subdivided or consolidated and to any shares or securities of ITonis or any successor or continuing corporation to ITonis which may be received by the parties hereto on a reorganization, amalgamation, consolidation or a merger, statutory or otherwise.

PART 4

NOTICE

4.1           Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto will be in writing and will be delivered by hand to the party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as will be specified by a party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (London time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day. For the purpose of this Voting Trust Agreement “Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in London, England.

4.2           The address for service of each of the parties hereto will be as follows:

(a)	to ITonis:

ITONIS INC.,
Klimentska 10, 110 00 Prague 1, Czech Republic

Facsimile: +420·296·578·199

(b)	to iOcean

IOCEAN MEDIA LIMITED,
Portcullis TrustNet Chambers,
P.O. Box 3444, Road Town,
Tortola, British Virgin Islands

Facsimile: +853·2838·9426

4.3           Any party hereto may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 5

GENERAL PROVISIONS

5.1           This Voting Trust Agreement will be construed and interpreted in accordance with the laws of the State of Nevada.

5.2           The headings in this Voting Trust Agreement are for convenience only and are not intended to be used as an aid to the interpretation of the provisions hereof.

5.3           Each of the parties hereto will, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable to give effect to the Voting Trust Agreement.

5.4           Whenever the singular or neuter are used in this Voting Trust Agreement the same will be construed as meaning the plural, masculine, feminine or body corporate where the context or parties so requires.

5.5           This Voting Trust Agreement will enure to the benefit of and be binding upon the parties hereto and each of their personal representatives, successors and permitted assigns.

5.6           Times is of the essence hereof.

5.7           This Voting Trust Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so existing are deemed to be an original and such counterparts or facsimile copies together constitute one and the same instrument.

IN WITNESS WHEREOF this Voting Trust Agreement has been executed on behalf of ITonis and iOcean by their duly authorized officers as of the date first above written.

ITONIS INC.

Per:	/s/ Thomas N. Roberts
Authorized Signatory

IOCEAN MEDIA LIMITED

Per:	/s/ Andrew Richardson
Authorized Signatory